MUNCY COLUMBIA FINANCIAL CORPORATION 8-K

Exhibit 99.1

May 28, 2025

Dear Shareholders,

As we reflect on Our Journey, I am pleased to share some exciting news at Muncy Columbia Financial Corporation (the “Corporation”) to begin 2025. As previously announced on April 22, 2025, the Corporation’s Board of Directors declared a special one-time cash dividend of $0.50 per share on its common stock, payable May 22, 2025, to shareholders of record as of May 6, 2025.

We are pleased to recognize and reward our shareholders with this special one-time cash dividend. Our capital management philosophy includes returning capital to our shareholders in excess of what is invested to support and grow our business. We do this through regular quarterly cash dividends, which in 2024 amounted to $1.76 per share compared to $1.71 in 2023. As a result of the success of our strategic merger with Muncy Bank Financial, Inc. in 2023, we have both the ability and unique opportunity to return more through this special dividend while maintaining capital above well-capitalized levels.

We reported record earnings in 2024, as well as a strong first quarter of 2025. Net income, for the year ended December 31, 2024, was $19,023,000, or $5.33 per share compared to $3,387,000, or $1.49 per share for the same period in 2023. Net income for the first quarter 2025 was $4,345,000, or $1.23 per share, compared to $4,036,000, or $1.13 per share, for the first quarter 2024.

On May 13, 2025, the Corporation’s Board of Directors declared a regular quarterly cash dividend of $0.45 per share for the second quarter of 2025. The dividend is payable on June 12, 2025, to shareholders of record as of May 27, 2025. The second quarter 2025 dividend of $0.45 per share represents an increase of $0.01 per share compared to the second quarter 2024 dividend of $0.44 per share. Year-to-date dividends declared in 2025 total $1.40 per share, including the $0.50 per share special one-time dividend, compared to $0.88 per share for the same period in 2024.

I am also pleased to share that the Corporation completed the renovation and relocation of its corporate offices to its existing branch location at 1199 Lightstreet Road, Bloomsburg, in May 2025. This move was critical to bringing our executive leadership team together in one central location which will drive synergies in our corporate culture and execution of strategic objectives on a go forward basis.

We trust that you will be encouraged by these events and the financial strength we have shown in 2024 and 2025 to date. We believe our Corporation is well-positioned to manage market-driven challenges and execute on our strategy to deliver long-term value to our shareholders as we continue serving the banking needs of our local communities. We are thankful for your support and invite you to reach out to senior leadership or any of our board members if we may provide additional information.

Sincerely,

Lance O. Diehl

President & CEO

Cautionary Note Regarding Forward Looking Statements

This letter contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of current or historical fact and involve substantial risks and uncertainties. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," and other similar expressions can be used to identify forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements include, but are not limited to, the following: changes in general economic trends, including inflation and changes in interest rates; our ability to manage credit risk; our ability to maintain an adequate level of allowance for credit loss on loans; increased competition; changes in consumer demand for financial services; our ability to control costs and expenses; fluctuations in the values of securities held in our securities portfolio, including as a result of changes in interest rates; our ability to successfully manage liquidity risk; adverse developments in borrower industries and, in particular, declines in real estate values; the concentration of large deposits from certain customers who have balances above current FDIC insurance limits; changes in and compliance with federal and state laws that regulate our business and capital levels; our ability to raise capital as needed; and any other risks described in the “Risk Factors” sections of reports filed by the Corporation with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to publicly revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required by law. Accordingly, you should not place undue reliance on forward-looking statements.